EXHIBIT 77 TO NEUBERGER BERMAN HIGH YIELD STRATEGIES FUND N-SAR 3/2/09
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File Number: 811-21342
CIK Number: 0001228361

ITEM 77I

In September 2008, Neuberger Berman High Yield Strategies Fund (the Fund) entered into a Master Securities Purchase Agreement and a Master Note Purchase Agreement pursuant to which it issued privately placed notes (PNs) and privately placed perpetual preferred shares (PPS and, together with PNs, Private Securities). The PNs mature in November 2013 and interest thereon is accrued daily and paid quarterly. The PPS have a liquidation preference of $25,000 per share plus any accumulated unpaid distributions, whether or not earned or declared by the Fund, but excluding interest thereon (PPS Liquidation Value). Distributions are accrued daily and paid quarterly for PPS. The Fund may redeem PPS or prepay PNs, in whole or in part, at its option after giving a minimum amount of notice to the relevant holders of the Private Securities but will incur additional expenses if it chooses to so redeem or prepay.

The Fund is also subject to certain restrictions relating to the Private Securities. Failure to comply with these restrictions could preclude the Fund from declaring any distributions to common shareholders or repurchasing common shares and/or could trigger the mandatory redemption of PPS at PPS Liquidation Value and/or mandatory prepayment of PNs at par plus accrued but unpaid interest. The holders of PPS are entitled to one vote for each dollar of liquidation preference represented by PPS owned and will vote with holders of common shares as a single class, except that the holders of PPS will vote separately as a class on certain matters, as required by law or the Funds organizational documents. The holders of PPS, voting as a separate class, are entitled at all times to elect two Trustees of the Fund, and to elect a majority of the Trustees of the Fund if the Fund fails to pay distributions on PPS for two consecutive years. The holders of PNs do not have voting rights.